Exhibit 99.3

As used herein, unless otherwise indicated, the “Company,” “we,” “our,” “us” or similar terms refer collectively to Sanchez Energy Corporation and its operating subsidiaries.

The following table provides information regarding our proved reserves by project area as of December 31, 2017:

Estimated Total Proved Reserves(1)

	Oil (MMBbls)	NGLs (MMBbls)	Natural Gas (Bcf)	Total (MMBoe)(2)	% Liquids	% Developed	PV-10 (in millions)(3)
Comanche EF(4)	53.7	49.5	296.6	152.6	68%	61%	$791.5
Catarina	51.6	61.2	469.0	191.0	59%	37%	851.9
Maverick	12.8	0.2	1.2	13.2	98%	76%	192.8
Palmetto	3.3	0.7	4.4	4.8	85%	16%	35.9
Total Eagle Ford Shale	121.4	111.6	771.2	361.6	64%	48%	1,872.1
TMS	0.3	—	—	0.3	100%	100%	4.5
Other Assets	0.7	0.1	0.4	0.8	93%	100%	9.5
Total	122.4	111.7	771.6	362.7	65%	49%	$1,886.1
Standardized Measure (in millions)(1)(5)							$1,886.1

(1)              Our estimated net proved reserves and related Standardized Measure were determined using index prices for oil and natural gas, without giving effect to commodity derivative contracts, held constant throughout the life of our properties. The prices are based on the average prices during the 12-month period prior to the ending date of the period covered, determined as the unweighted arithmetic average of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, and are adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price realized at the wellhead.

(2)              One boe is equal to six Mcf of natural gas or one boe of oil or NGLs based on a rough energy equivalency. This is a physical correlation and does not reflect a value or price relationship between the commodities.

(3)              PV-10 is a non-GAAP financial measure. See “Non-GAAP Financial Measure” for a reconciliation of PV-10 to Standardized Measure.

(4)              Excludes 16,122 net acres in Comanche Pearsall area.

(5)              Standardized Measure is calculated in accordance with Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas.

The following table presents summary data for each of our primary project areas as of December 31, 2017:

	Net	Average Working	Identified Drilling Locations
	Acreage	Interest	Gross	Net
Comanche EF(1)	60,846	24%	5,364	1,300
Catarina	106,051	100%	1,168	1,168
Maverick	110,460	96%	1,057	1,016
Palmetto	7,619	49%	443	217
Total Eagle Ford Shale(2)	284,976	58%	8,032	3,701
TMS	37,432	100%	116	116
Comanche Pearsall	16,122	25%	1,555	382
Other Assets	4,755	63%	—	—
Total	343,285	57%	9,703	4,199

(1)              Excludes 16,122 net acres in Comanche Pearsall area.

(2)              Approximately 40% of our net drilling locations in the Comanche EF area are held by SN UnSub.

Approximately 32% of our aggregate proved reserves and approximately 34% of our current production is derived from oil and natural gas properties held by SN EF UnSub, LP, a non-guarantor subsidiary. At December 31, 2017, approximately 51% of our proved reserves were proved undeveloped. As of December 31, 2017, the PV-10 of our proved reserves was approximately $1,886.1 million, of which 72% was attributable to proved developed reserves.

Non-GAAP Financial Measures

The following table provides a reconciliation of PV-10 to the Standardized Measure for our proved reserves as of December 31, 2017:

As of December 31, 2017
(in millions)
PV-10	$1,886.1
Present value of future income taxes discounted at 10%	—
Standardized Measure	$1,886.1

PV-10 is derived from the Standardized Measure of discounted future net cash flows, which is the most directly comparable financial measure in accordance with U.S. GAAP. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting the present value of future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our oil and natural gas reserves.

Planned Conversion from Full Cost to Successful Efforts

In connection with the completion and filing of our Annual Report on Form 10-K for the year ended December 31, 2017, we intend to adopt the successful efforts method of accounting for our oil and gas activities, although we can provide no assurances that the conversion will be complete at the time of such filing. We believe the successful efforts method of accounting is the preferred method under United States generally accepted accounting principles and favored by the investment community. Changing to the successful efforts method of accounting is expected to provide greater transparency in the results of our assets, enhance operating decision making and capital allocation processes and eliminate proved property impairments based on historical prices, which are not indicative of the fair value of our assets. In general, under successful efforts, exploration expenditures such as exploratory dry holes, exploratory geological and geophysical costs, delay rentals, unproved impairments and exploration overhead are charged against earnings as incurred, versus being capitalized under the full cost method of accounting. Successful efforts also provides for the assessment of potential property impairments under Accounting Standards Codification (ASC) 360 “Property, Plant, and Equipment” by comparing the net carrying value of oil and gas properties with associated projected undiscounted pre-tax future net cash flows. If the expected undiscounted pre-tax future net cash flows are lower than the unamortized capitalized costs, the capitalized cost is reduced to fair value. Under the full cost method of accounting, a write-down would be required if the net carrying value of oil and gas properties exceeds a full cost “ceiling,” using an unweighted arithmetic average of commodity prices in effect on the first day of each of the previous twelve months. In addition, gains or losses, if applicable, are generally recognized on the dispositions of oil and gas property and equipment under the successful efforts method, as opposed to an adjustment to the net carrying value of the remaining assets under the full cost method.